EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

VeriSign, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-39212, 333-45237, 333-46803, 333-50072, 333-53230, 333-58583, 333-59458, 333-69818, 333-72222, 333-74393, 333-75236, 333-76386, 333-77433, 333-82941, 333-86178, 333-86188, 333-89991, 333-94445, 333-106395, 333-113431, 333-117908, 333-123937, 333-125052, 333-126352, 333-127249, 333-132988, 333-134026, 333-144590, and 333-147136) on Form S-8 and Form S-3 of VeriSign, Inc. (the Company) of our report dated February 26, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated February 26, 2010 with respect to the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of the Company.

As discussed in Note 1 to the consolidated financial statements, the Company retrospectively changed its presentation of noncontrolling interests, and its method of accounting for its convertible debentures. In addition, as discussed in Note 1 to the consolidated financial statements, effective January 1, 2007, the Company changed its method of accounting for uncertain income tax positions.

/s/    KPMG LLP,

Mountain View, California

February 26, 2010